UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2021 (June 28, 2021)

ALTISOURCE ASSET MANAGEMENT CORPORATION
(Exact name of Registrant as specified in its charter)

U.S. Virgin Islands	001-36063	66-0783125
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5100 Tamarind Reef
Christiansted, U.S. Virgin Islands 00820
(Address of principal executive offices including zip code)

(704) 275-9113
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	AAMC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 28, 2021, Stephen R. Krallman commenced employment with Altisource Asset Management Company (the “Company”) as Chief Financial Officer.

Prior to joining the Company, Mr. Krallman, 56, was the Vice President, Corporate Controller for Diamond Resorts International (“DRI”), an international hospitality and vacation ownership company with over $4.0 billion in assets. Mr. Krallman was responsible for the accounting, reporting, and internal control functions at DRI and supervised a staff of over 50 personnel. Prior to joining DRI in 2015, Mr. Krallman had over 20 years of experience in the real estate, financial services, and manufacturing industries where his positions and responsibilities included SEC reporting for initial public offerings, SEC annual and quarterly reporting,  business combination and acquisitions, and system integrations. Mr. Krallman holds a Bachelor of Business Administration in Accounting from the University of San Diego.

In connection with his appointment, the Company and Mr. Krallman entered into an employment agreement (the “Employment Agreement”) setting forth the terms of Mr. Krallman’s employment. The Employment Agreement provides for an annual base salary of $325,000, an annual bonus opportunity of up to 200% of annual base salary (with a target bonus of $275,000), and participation in employee benefit programs of the Company on the same terms as other similarly situation employees. In addition, Mr. Krallman received a $200,000 signing bonus (subject to 100% or 50% recoupment if Mr. Krallman terminates his employment without Good Reason (as defined in the Employment Agreement) or the Company terminates Mr. Krallman for Cause (as defined in the Employment Agreement) during the first or second year of employment, respectively) and received a one-time equity award grant of 5,000 restricted shares of Company common stock, which will vest in three equal installments on the first three anniversaries of June 28, 2021. In the event Mr. Krallman’s employment is terminated by the Company without Cause or he resigns for Good Reason he would be entitled to, among other things, a separation payment in the amount of one-half of his annual base salary, one-half of his target annual bonus and accelerated vesting of his restricted shares.

The Employment Agreement contains customary covenants on non-competition (for 12 months if termination is for Cause or without Good Reason), non-solicitation of employees (for 12 months) and non-solicitation of customers (for 12 months) by Mr. Krallman and requires that all disputes be determined by binding arbitration.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated as of May 24, 2021, between Altisource Asset Management Company and Stephen R. Krallman
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Altisource Asset Management Corporation

June 28, 2021	By:	/s/ Thomas K. McCarthy
Thomas K. McCarthy Interim Chief Executive Officer